Exhibit 99.1

Fiberstars Reports First Quarter 2006 Financial Results

SOLON, Ohio, May 11 /PRNewswire-FirstCall/ -- Fiberstars, Inc. (Nasdaq: FBST), the global leader in commercial fiber optic lighting, today announced first quarter 2006 financial results.

Revenues for the first quarter of 2006 were $5,327,000, a decrease of 22% over sales for the same quarter of 2005. The loss for the first quarter was $2,441,000 ($0.22 per share), versus a loss of $1,051,000 ($0.14 per share) in 2005. As the company discussed during its April 3, 2006, conference call, overall sales in the first quarter were soft, with pool sales largely responsible for the year-over-year sales decrease and EFO(R) sales remaining virtually flat on the previous year due to several delayed orders. Expenses included $442,000 in restructuring expense and $163,000 in options expense taken under FASB 123r.

Commenting on the results, John Davenport, CEO of Fiberstars, said, “Sales in the first quarter are typically seasonally lower. We foresee sales growing throughout the rest of the year. With Whole Foods Market, Cinemark USA Inc. and now Albertsons passing out of the trial phase and into commercial installation, EFO(R) is beginning to develop significant market traction. But our growth is not tied to grocery stores alone,” Davenport added. “As demonstrated by our Navy ship installation project sponsored by the Department of Defense, our relationship with Gensler, and our installations at ING, among others, we are developing a broad range of vertical market opportunities for our flagship products.”

EFO(R) sales for the quarter were $263,000 compared to $310,000 for the same quarter 2005. These sales are expected to improve in the second quarter as a result of both commercial and military EFO(R) shipments of which approximately $500,000 are to be delivered as per the Department of Defense order announced April 3, 2006. Pool sales should improve as a result of strong demand for new pool control and water feature products which began shipping at the end of the first quarter. Further, the company noted that its restructuring expenses are now largely completed.

Fiberstars management will host a conference call today, Thursday, May 11, 2006 at 11:30 a.m. EDT (8:30 a.m. PDT) to review the fourth quarter financial results and other corporate events, followed by a Q & A session. Interested parties may access the call by dialing 1-800-507-9434 (US Canada) or 1-706-634-5544 (International/Local). The conference ID number is 8872302. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The conference call will also be available over the Internet at http://www.fiberstars.com in the Investor Relations area of the site or by going to http://www.mkr-group.com. A replay of the conference call will be available two hours after the call for the following 7 days by dialing 1-800-642-1687 (US/Canada) or 1-706-645-9291 and entering the following pass code: 8872302. Also, an instant replay of the conference call will be available over the Internet at http://www.fiberstars.com as of May 12, 2006 and will remain available for one year in the Investor Relations area of the site or by going to http://www.mkr-group.com.

About Fiberstars, Inc.

Fiberstars, Inc. is the leading supplier of fiber optic lighting and the world’s only supplier of EFO, a lighting technology which is more efficient than conventional electric lamps. Fiberstars products are designed, manufactured and marketed for the commercial lighting, sign and swimming pool, and spa markets. Fiberstars fiber optic lighting provides energy savings, aesthetic, safety and maintenance cost benefits over conventional lighting. Customers include supermarket chains, retail stores, fast food restaurants, theme parks and casinos, hotels, swimming pool builders, spa manufacturers and many others. Company headquarters are located at 32000 Aurora Rd., Solon, OH 44139. The Company has additional offices in Pleasanton, CA, New York City, United Kingdom and Germany. For more information, see www.fiberstars.com.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding the goals and business outlook for 2006 and thereafter, future pool market sales, the expected growth of and percentage of the company to be represented by EFO, expected product development and introductions, expected overall sales growth and profitability, and expected benefits, revenues and products from the DARPA Navy contract. Investors are cautioned that all forward-looking statements involve risks and uncertainties. Actual results may differ materially from the results predicted. Risk factors that could affect the Company’s future include, but are not limited to, a slowing of the U.S. and world economy and its effects on Fiberstars’ markets, failure to develop marketable products from new technologies, failure of EFO or other new products to meet performance expectations, unanticipated costs of integrating acquisitions into the Fiberstars operation, delays in manufacturing of products, increased competition, other adverse sales and distribution factors and greater than anticipated costs and/or warranty expenses. For more information about potential factors which could affect Fiberstars financial results, please refer to Fiberstars’ SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2005, and its quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof. Fiberstars disclaims any intention or obligation to update or revise any forward-looking statements.

FIBERSTARS, INC.
CONSOLIDATED BALANCE SHEETS
(amounts in thousands)

	March 31, 2006	December 31, 2005

ASSETS
Current assets:
Cash and cash equivalents	$815	$5,554
Short-term investments	18,199	18,024
Accounts receivable trade, net	7,154	6,287
Inventories, net	7,926	7,852
Prepaids and other current assets	589	879
Total current assets	34,683	38,596
Fixed assets, net	3,876	3,422
Goodwill, net	4,163	4,135
Other assets	95	56
Total assets	$42,817	$46,209
LIABILITIES
Current liabilities:
Accounts payable	$2,555	$2,623
Accrued expenses	2,399	3,924
Short-term bank borrowings	377	389
Total current liabilities	5,331	6,936
Long-term bank borrowings and liabilities	1,130	1,089
Total liabilities	6,461	8,025
SHAREHOLDERS’ EQUITY
Common stock	1	1
Additional paid-in capital	52,525	52,452
Unearned stock-based compensation	—	(397)
Cumulative other comprehensive income	184	41
Retained earnings (accumulated deficit)	(16,354)	(13,913)
Total shareholders’ equity	36,356	38,184
Total liabilities and shareholders’ equity	$42,817	$46,209

FIBERSTARS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands except per share amounts)

	Three months ended March 31,

	2006	2005

Net sales	$5,327	$6,820
Cost of sales	3,725	4,277
Gross profit	1,602	2,543
Operating expenses:
Gross research and development	880	938
Deduct credits from government contracts	(424)	(461)
Net research and development	456	477
Sales and marketing	2,241	2,320
General and administrative	1,078	811
Restructuring expense	442	—
Total operating expenses	4,217	3,608
Loss from operations	(2,615)	(1,065)
Other income (expense):
Interest and other income (expense), net	123	(1)
Loss before income tax	(2,492)	(1,066)
Benefit from (provision for) income taxes	51	15
Net Loss	$(2,441)	$(1,051)
Net loss per share - basic and diluted	$(0.22)	$(0.14)
Shares used in computing net income per share - basic and diluted	11,294	7,550

SOURCE   Fiberstars, Inc.
          -0-                                                            05/11/2006
          /CONTACT:  investors, Bob Connors, CFO of Fiberstars, Inc.,
+1-440-715-1300; or media, Nathan Tinker of Antenna Group, +1-203-229-0358, for Fiberstars, Inc./
          /Web site:  http://www.fiberstars.com/